Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200352

PROSPECTUS

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
2,513,578 shares of Common Stock without Par Value

Enterprise DirectSM Plan
(Dividend Reinvestment and Stock Purchase Plan)

     We hereby offer participation in the Enterprise Direct Plan (“Enterprise Direct” or “Plan”). Enterprise Direct is a direct stock purchase plan designed to promote long-term ownership among investors in our common stock, without par value (“Common Stock”).

     Under Enterprise Direct:

•	Shareholders who own shares of Common Stock or any series of preferred stock of our subsidiary, Public Service Electric and Gas Company (“PSE&G”) (“Preferred Stock”), directly in their name may enroll.
•	Non-shareholders may enroll in the Plan by making an initial investment (“Initial Investment”) of at least $250. The maximum Initial Investment is $10,000. An enrollment fee (“Enrollment Fee”) will be deducted from the Initial Investment.
•	All or a portion of dividends from Common Stock or Preferred Stock may automatically be reinvested in additional shares of Common Stock.
•	Once enrolled, Participants may make additional investments (“Voluntary Contributions”) of $50 or more. The maximum Voluntary Contribution for any single investment date will be $10,000. The maximum annual investment (including the Initial Investment and Voluntary Contributions, but excluding reinvested dividends and shares deposited with Enterprise Direct for safekeeping only) is $125,000.
•	Shareholders who hold Common Stock certificates may deposit them with the Administrator for safekeeping, whether or not they reinvest their dividends.
•	No trading fees will be charged for purchases or reinvestments through the Plan. Participants will be required to pay certain fees in connection with the Plan. See “Service Fees”.
•	Any shareholders enrolled or deemed to be enrolled (“Participants”) may sell shares of Common Stock credited to their accounts through Enterprise Direct. Trading fees, related service charges and any applicable taxes will be deducted from the proceeds of such sales.
•	Participants may have any non-reinvested dividends on shares of Common Stock held in their Enterprise Direct accounts paid by electronic deposit.

     Shares of Common Stock will be purchased under the Plan, at our option, from newly issued shares, shares held in our treasury or shares purchased on the open market by a broker-dealer registered under the Securities Exchange Act of 1934 (“Exchange Act”) who may be affiliated with the Plan’s Administrator, which is acting as an “agent independent” of us and our affiliates, as that term is defined in rules and regulations under the Exchange Act (“Independent Agent”). However, Common Stock purchased with the Initial Investment by a non-shareholder will be acquired in the open market. All sales of Common Stock under the Plan will be made by an Independent Agent.

     The Common Stock is listed on the New York Stock Exchange under the ticker symbol “PEG.” The closing price of the Common Stock on November 17, 2014 was $40.46.

     We have appointed Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., as the Administrator of the Plan.

     Investing in the Common Stock involves risks. You should carefully consider the information in the section entitled “Risk Factors” on page 4 of this prospectus, as well as the risk factors contained in our most recently filed Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission and incorporated by reference into this prospectus before you invest in the Common Stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2014.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus or combinations thereof in one or more offerings. You should read both this prospectus together with additional information described under “Where You Can Find More Information.”

     In this prospectus, unless the context indicates otherwise, the words and terms “PSEG,” “we,” “our,” “ours” and “us” refer to Public Service Enterprise Group Incorporated and its consolidated subsidiaries.

     We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. For more detailed information about the securities, you should also review the exhibits to the registration statement, which were either filed with the registration statement or incorporated by reference to other SEC filings.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public over the Internet on the SEC’s web site at http://www.sec.gov, as well as on our web site at http://www.pseg.com. None of the information contained at any time on our web site is incorporated by reference into this prospectus. You may read and copy any material on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     You may also inspect these documents at the New York Stock Exchange, Inc. (“New York Stock Exchange”), where certain of our securities are listed.

     The SEC allows us to “incorporate by reference” documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to automatically update and supersede this incorporated information. We incorporate by reference the documents listed below that have been filed with the SEC.

•	Our Annual Report on Form 10-K for the year ended December 31, 2013.
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.
•	Information in our Definitive Proxy Statement on Schedule 14A filed on March 10, 2014 that is incorporated by reference into our Annual Report on Form 10-K.
•	Our Current Reports on Form 8-K filed on February 21, 2014, April 2, 2014 (second filing), April 17, 2014 and July 17, 2014.
•	The description of Common Stock in our registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of amending such description.

     We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of this offering of Common Stock, except for Current Reports on Form 8-K containing only disclosure furnished under Item 2.02 or 7.01 of Form 8-K, unless otherwise specifically stated in the Form 8-K.

     You can get a free copy of any of the documents incorporated by reference in this prospectus by making an oral or written request directed to:

Vice President, Investor Relations
PSEG Services Corporation
80 Park Plaza, 6th Floor
Newark, NJ 07102
Telephone (973) 430-6565

     You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in any prospectus supplement or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our business, prospects, financial conditions and results of operations may change after this prospectus and the prospectus supplement are distributed to you. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the dates on the front of those documents. You should read all information supplementing this prospectus.

THIS PROSPECTUS CONTAINS THE TEXT OF ENTERPRISE DIRECT IN ITS ENTIRETY AND,
THEREFORE, SHOULD BE RETAINED BY PARTICIPANTS FOR FUTURE REFERENCE.

2

FORWARD-LOOKING STATEMENTS

     This prospectus and any prospectus supplement, including the documents incorporated by reference or deemed to be incorporated by reference, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus and any prospectus supplement and the documents incorporated by reference or deemed to be incorporated by reference that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our future performance, future capital expenditures and growth, revenues, earnings, business strategy, market and industry developments and prospects, are forward-looking statements. When used in this prospectus, any prospectus supplement or in documents incorporated by reference or deemed to be incorporated by reference, the words “will,” “anticipate,” “intend,” “estimate,” “believe,” “expect,” “plan,” “should,” “hypothetical,” “potential,” “forecast,” “project,” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, actual results and developments may differ materially from our expectations and predictions due to a number of risks and uncertainties, many of which are beyond our control. Certain factors that could cause actual results to differ materially from those contemplated in any forward-looking statements are discussed in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and in the notes to our financial statements and other information filed with the SEC. These factors include, but are not limited to:

•	adverse changes in the demand for or the price of the capacity and energy that we sell into wholesale electricity markets;
•	adverse changes in energy industry law, policies and regulation, including market structures and a potential shift away from competitive markets toward subsidized market mechanisms, capacity market design, transmission planning and cost allocation rules, including how transmission projects are planned and who is permitted to build transmission in the future, and reliability standards;
•	any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators;
•	changes in federal and state environmental regulations and enforcement that could increase our costs or limit our operations;
•	changes in nuclear regulation and/or general developments in the nuclear power industry, including various impacts from any accidents or incidents experienced at our facilities or by others in the industry, that could limit operations of our nuclear generating units;
•	actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site;
•	any inability to manage our energy obligations, available supply and risks;
•	adverse outcomes of any legal, regulatory or other proceeding, settlement, investigation or claim applicable to us and/or the energy industry;
•	any deterioration in our credit quality or the credit quality of our counterparties;
•	availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs;
•	changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units;
•	delays in receipt of necessary permits and approvals for our construction and development activities;
•	delays or unforeseen cost escalations in our construction and development activities;
•	any inability to achieve, or continue to sustain, our expected levels of operating performance;
•	any equipment failures, accidents, severe weather events or other incidents that impact our ability to provide safe and reliable service to our customers, and any inability to obtain sufficient insurance coverage or recover proceeds of insurance with respect to such events;
•	acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses;
•	increases in competition in energy supply markets as well as competition for certain transmission projects;
•	any inability to realize anticipated tax benefits or retain tax credits;
•	challenges associated with recruitment and/or retention of a qualified workforce;
3

•	adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in funding requirements;
•	changes in technology, such as distributed generation and micro grids, and greater reliance on these technologies; and
•	changes in customer behaviors, including increases in energy efficiency, net-metering and demand response.

     Additional information concerning these factors is set forth or referred to under “Risk Factors.”

     All of the forward-looking statements made in this prospectus and any prospectus supplement or in the documents incorporated by reference or deemed to be incorporated by reference are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to, or effects on, us or our business, prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision to purchase the Common Stock. Except as may be required by federal securities laws, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding the Common Stock, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances.

     The forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference or deemed to be incorporated by reference herein or therein are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

     We are an energy company with a diversified business mix. Our operations are located primarily in the Northeastern and Mid-Atlantic United States. Our business approach focuses on operational excellence, financial strength and disciplined investment. As a holding company, our profitability depends on our subsidiaries’ operating results, We have two principal direct, wholly-owned subsidiaries:

•	PSE&G, which is an operating public utility company engaged principally in the transmission and distribution of electric energy and gas service in New Jersey; and
•	PSEG Power LLC (“Power”), which is a multi-regional independent electric generation and wholesale energy marketing and trading company.

     Our other direct, wholly-owned subsidiaries are:

•	PSEG Energy Holdings L.L.C. (“Energy Holdings”), which earns revenues primarily from its portfolio of lease investments;
•	PSEG Long Island LLC (“PSEG LI”), which operates the Long Island Power Authority’s transmission and distribution system under a contractual agreement; and
•	PSEG Services Corporation (“Services”), which provides corporate support and managerial and administrative services to us and our subsidiaries.

     We are a New Jersey corporation with our principal offices located at 80 Park Plaza, Newark, New Jersey 07101. Our telephone number is (973) 430-7000.

RISK FACTORS

     In addition to the risk factors contained in our most recently filed Annual Report on Form 10-K and our other periodic reports filed with the SEC and incorporated by reference into this prospectus, as well as those risk factors that may be included in the applicable prospectus supplement and other information contained in the documents incorporated by reference or elsewhere in this prospectus, prospective investors should carefully consider the risks described below before making a decision to purchase the securities. Such factors could affect actual results and cause our results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us. Some or all of these factors may apply to us and our subsidiaries. See “Forward-Looking Statements.”

Because We Are a Holding Company, Our Ability to Service Our Debt Could be Limited

     We are a holding company with no material assets other than the stock or membership interests of our subsidiaries and project affiliates. Accordingly, all of our operations are conducted by our subsidiaries and project affiliates which are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts when due on our debt or to make any funds available to us to pay such amounts and satisfy our other corporate funding needs, including payment of dividends on our capital stock. As a result, our debt will effectively be subordinated to all existing and future preferred equity

4

and liabilities of our subsidiaries and project affiliates, including holders of their debt, trade creditors, secured creditors, taxing authorities and guarantee holders, and our rights and hence the rights of our creditors to participate in any distribution of assets of any subsidiary or project affiliate upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s or project affiliate’s creditors and preferred equity holders, except to the extent that our claims as a creditor of such subsidiary or project affiliate may be recognized.

     We depend on our subsidiaries’ and project affiliates’ cash flows and our access to capital in order to service our indebtedness and satisfy our other corporate funding needs, including payment of dividends on our capital stock. The debt agreements of subsidiaries and project affiliates generally restrict their ability to pay dividends, make cash distributions or otherwise transfer funds to us. These restrictions may include achieving and maintaining financial performance or debt coverage ratios, absence of events of default, or priority in payment of other current or prospective obligations. As a result, we can give no assurances that our subsidiaries and project affiliates will be able to transfer funds to us to meet all of our needs.

     Our subsidiaries have financed some investments using non-recourse project level financing. Each non-recourse project level financing is structured to be repaid out of cash flows provided by the investment. In the event of a default under a financing agreement which is not cured, the lenders would generally have rights to the related assets. In the event of foreclosure after a default, our subsidiary may lose its equity in the asset or may not be entitled to any cash that the asset may generate. Although a default under a project financing agreement is not expected to cause a default with respect to our debt, other debt of the applicable subsidiary, if any, or debt of our other subsidiaries, it may materially affect our ability to service our outstanding indebtedness and satisfy our other corporate funding needs, including payment of dividends on our capital stock.

     We can give no assurances that our current and future capital structure, operating performance or financial condition will permit us to access the capital markets or to obtain other financing at the times, in the amounts and on the terms necessary or advisable for us to successfully carry out our business strategy and to service our indebtedness and satisfy our other corporate funding needs, including payment of dividends on our capital stock.

DESCRIPTION OF THE COMMON STOCK

     The following description summarizes the material terms of our Common Stock. Because this section is a summary, it does not describe every aspect of our Common Stock. For additional information, you should refer to the applicable provisions of the New Jersey Business Corporation Act and our Certificate of Incorporation, as amended (the “Charter”), and By-Laws, as amended. Our Charter and By-Laws are exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

     Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, without par value, and 50,000,000 shares of preferred stock, without par value.

Common Stock

     General. As of October 31, 2014, 506,043,534 shares of our Common Stock were issued and outstanding. The outstanding shares of our Common Stock are, and any shares of Common Stock offered hereby when issued and paid for will be, fully paid and non-assessable.

     Dividend Rights. Holders of our Common Stock are entitled to such dividends as may be declared from time to time by our board of directors from legally available funds after payment of all amounts owed on any preferred stock that may be outstanding.

     Voting Rights. Holders of our Common Stock are entitled to one vote for each share held by them on all matters presented to shareholders.

     Liquidation Rights. After satisfaction of our creditors and the preferential liquidation rights of any preferred stock, the holders of our Common Stock are entitled to share, ratably, in the distribution of all remaining net assets.

     Redemption Rights. The shares of our Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Transfer Agent and Registrar

     The transfer agent and registrar for our Common Stock is Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A.

5

THE ENTERPRISE DIRECT PLAN

The following constitutes the full text of Enterprise Direct:

Purpose

     Enterprise Direct is a direct stock purchase plan designed to promote long-term ownership among investors in our Common Stock. Participants may purchase shares of Common Stock and reinvest all or a portion of the dividends paid on Common Stock and/or Preferred Stock in shares of Common Stock, without the payment of any trading fees. To the extent, if any, that such shares are purchased directly from us, the Plan will provide us with additional equity capital.

Administration

     Enterprise Direct is administered by the individual (who may be our employee or an employee of any of our subsidiaries), bank, trust company or other entity (including us or any of our subsidiaries) appointed from time to time by us to act as administrator of the Plan (the “Administrator”).

     The Administrator is responsible for administering the Plan, receiving all cash investments made by Participants, forwarding funds to be used to purchase Common Stock in the open market and sales instructions to the Independent Agent, holding shares of stock acquired under the Plan, maintaining records, sending statements of account to Participants and performing other duties related to the Plan. Under certain circumstances, the Administrator may be an Independent Agent.

     We have appointed Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. as the Administrator of Enterprise Direct.

Inquiries

     Participants may contact the Administrator at the following:

     By Writing To:

Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified/Overnight Mail:
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

     By Telephone, Toll Free:

1-800-242-0813 between 8:00 a.m. and 8:00 p.m. Monday through Friday, Eastern Time

     – International Calls:

1-651-450-4064

     – For the hearing impaired:

Please call 1-800-242-0813 and utilize our relay service

     By Website:

shareowneronline.com

     To obtain information and perform certain transactions on your account online, including investments via electronic funds transfer (“EFT”), share withdrawals and sale of shares, you may use the Administrator’s website at: shareowneronline.com.

     For current shareholders of record: Go to shareowneronline.com and click on “Sign Up Now!” under “I am a Current Shareowner.” You will need your 10-digit account number, your 12-digit Authentication ID and a valid email address. Your account number can be found on your dividend check, dividend deposit notice or account statement. If you do not have your Authorization ID, you may request one online or by phone. Your Authorization ID will be sent to your mailing address on file.

     For non-shareholders of record (new investors): Go to shareowneronline.com and click on “Direct Purchase Plan,” under the column titled “Invest in a Plan.” Next, simply click on “Invest Now!” under the column “New Investors for PSEG.” Then follow the instructions on the “Buy Shares” page.

6

     For optional cash investments, sales, transfers, deposits or withdrawals, mail the tear-off portion of your transaction advice or account statement to:

Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

     For certificate deposits, mail the tear-off portion of your transaction advice or account statement along with your certificates to:

Certified/Overnight Mail:
Wells Fargo Shareowner Services
1110 Center Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

Eligibility

     Any person or entity is eligible to participate in Enterprise Direct provided that (i) such person or entity fulfills the requirements described below under “Enrollment Procedures” and (ii) in the case of foreign investors, participation is limited to shareholders whose participation would not violate local laws and regulations or subject the Plan, the Administrator or us to taxation by or in such jurisdictions.

     Regulations in certain countries may limit or prohibit participation in this type of plan. Therefore, persons residing outside the U.S. who wish to participate in Enterprise Direct should first determine whether they are subject to any governmental regulations prohibiting their participation. Enterprise Direct is not offered to any person in any country where such participation is prohibited or where registration of us, the Administrator or the Common Stock would be required as a condition of such person’s participation.

Enrollment Procedures

     Requests for copies of an Account Authorization Form (the “AAF”) and this prospectus should be made to the Administrator at the addresses and telephone numbers listed in “Inquiries,” above.

     Shareholders

     Shareholders who hold shares of Common Stock or shares of any series of Preferred Stock directly in their name may join Enterprise Direct by logging into their account on-line, by telephone or by completing the AAF. See “Methods of Investment.”

     Non-Shareholders

     Investors may join Enterprise Direct by enrolling on-line or by returning a completed AAF to the Administrator. To enroll, investors must make an Initial Investment of at least $250. The maximum Initial Investment is $10,000. See “Methods of Investment,” Non-shareholders will pay a one-time enrollment fee. See “Service Fees.” Common Stock purchased with the Initial Investment by a non-shareholder will be purchased in the open market. See “Purchases of Common Stock.”

     “Street Name” Holders/Transfer of Shares From a Broker

     Beneficial owners whose shares are registered in the name of a bank, a broker, a trustee or other agent may transfer these shares to an Enterprise Direct account by instructing their agent to register these shares directly in their name. Upon such registration, the shareholder may enroll in Enterprise Direct on-line or by returning a completed AAF to the Administrator.

Methods of Investment

     A Participant’s total investment cannot exceed $125,000 per calendar year and must be made in U.S. dollars. For the purpose of applying the annual limit, all investments during any calendar year (including the Initial Investment and all Voluntary Contributions, but excluding reinvested dividends and shares deposited with Enterprise Direct for safekeeping only) are aggregated. No interest will be paid on amounts held by the Administrator pending investment.

     Direct Investment

     Participants may make investments in Common Stock through Enterprise Direct of at least $250 for an Initial Investment and at least $50 per investment for any Voluntary Contributions (each, a “Direct Investment”) by mailing a new AAF together with a check as directed on the form. The check must be in U.S. dollars and drawn on a U.S. or Canadian financial institution. Do not send cash. Money orders, traveler’s checks or third party checks will not be accepted. Funds received by the Administrator at least two business days prior to an Investment Date (as defined in “Investment Dates,” below) will be invested on such Investment Date. Funds received less than two business days prior to an Investment Date will be invested on the following Investment Date. Any individual or entity may make Direct Investments on behalf of any Participant or eligible investor as a gift or award.

7

     A Direct Investment received by the Administrator and not yet used to purchase Common Stock through the Plan will be returned to the Participant as soon as practicable if a written request is received by the Administrator at least five business days prior to the applicable Investment Date. However, no refund of a check will be made until the check has cleared. Accordingly, such refunds may be delayed up to three weeks. No interest will be paid on a Direct Investment that is refunded to the Participant.

     Automatic Investments

     Participants may make Voluntary Contributions through electronic withdrawals of at least $50 from a predesignated account with a U.S. Financial institution (“Automatic Investments”). To initiate Automatic Investments, Participants may enroll on-line or complete and return the Automatic Cash Withdrawal and Investment section of the AAF. Automatic Investments will be initiated as promptly as practicable. Once initiated, funds will be drawn on the 25th day of each month, or if such date is not a business day, the deduction will be made on the preceding business day.

     Dividends

     Participants may elect to acquire Common Stock through the Plan by reinvesting all or a portion of dividends paid on Common Stock or Preferred Stock registered in their names by completing an AAF. Participants electing partial reinvestment of dividends must designate the specific number of shares and series of securities (i.e., Common Stock and/or the one or more series of Preferred Stock) on which dividends will be paid in cash or reinvested. Once a Participant elects reinvestment, dividends paid on the specific securities so designated will be reinvested in shares of Common Stock until a different AAF is received. An AAF must be received by the Administrator no later than the first business day of a month in which a dividend is to be paid to be effective with respect to that dividend. The amount reinvested will be reduced by any amount which is required to be withheld under applicable tax law or other statutes. See “Income Tax Information.”

     If a Participant does not elect to reinvest dividends, or elects partial reinvestment, that portion of the dividends not being reinvested will be sent to the Participant by check or, if the Participant has elected, by electronic direct deposit. See “Direct Deposit of Dividends Not Reinvested.” The amount of any such dividends paid will be reduced by any amount which is required to be withheld under applicable tax law or other statutes. See “Income Tax Information.”

Investment Dates

     Enterprise Direct’s “Investment Dates” are as follows:

     (a) For Direct Investments, (i) the 15th day of each calendar month and the last calendar day of the month, or, if such day is not a day on which the financial markets in New York City are open for business, the immediately preceding day on which they are open. No interest will be paid on amounts held by the Administrator pending investment.

     (b) For Automatic Investments, the last calendar day of each month, or, if such day is not a day on which the financial markets in New York City are open for business, the immediately preceding day on which they are open.

     (c) For dividends paid on Common Stock or Preferred Stock which are designated for investment through Enterprise Direct, on each respective dividend payment date.

Purchases of Common Stock

     Common Stock will be purchased by the Independent Agent in the open market or directly from us, at our sole discretion. However, Common Stock purchased with Initial Investment funds for non-shareholders will be acquired only in the open market. Shares purchased from us may be either newly issued shares or shares held in our treasury.

     We may not change our determination regarding the source of the shares (i.e., from us or in the open market) more than once in any 3-month period. At any time that shares of Common Stock are purchased in the open market for Participants, we will not exercise our right to change the source of purchases of Common Stock absent a determination by our board of directors or the finance committee of our board of directors that we have a need to increase equity capital or there is another compelling reason for such change.

     Open market purchases by the Independent Agent may be made on any stock exchange in the United States where the Common Stock is traded, in the over-the-counter market, from Participants who are selling through the Plan or by negotiated transactions on such terms as the Independent Agent, in its sole discretion, may reasonably determine at the time of purchase. Any shares purchased by the Independent Agent from us will be made in accordance with applicable requirements. None of us, the Administrator (unless the Administrator is also the Independent Agent) nor any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be purchased. We will pay all trading fees, related service charges and any applicable taxes incurred by the Independent Agent in connection with the purchase of shares of Common Stock in the open market. For information concerning the potential income tax consequences to the Participant of open market purchases see “Income Tax Information.”

     For shares purchased in the open market, the Independent Agent may, at its sole discretion, purchase such shares at any time beginning on the Investment Date and ending on the business day before the next Investment Date. The number of

8

shares (including any fraction of a share) of Common Stock credited to the account of a Participant for a particular Investment Date will be determined by dividing the total amount of dividends, Direct Investments and/or Automatic Investments to be invested for such Participant on such Investment Date by the weighted average price per share of such purchases made for all Participants for such Investment Date.

     Purchases of shares of Common Stock from us, whether newly issued or treasury shares, will be made on the relevant Investment Date at the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape as published for the Investment Date. No trading fees will be incurred on shares acquired directly from us.

     Under Enterprise Direct, a Participant does not have the ability to order the purchase of a specific number of shares, the purchase of shares at a specified price or a particular date of purchase, as may be done with purchases through a broker.

     The Independent Agent may commingle each Participant’s funds with those of other Participants for the purpose of executing purchase and sale transactions.

Sales of Common Stock

     A Participant may sell any or all full shares of Common Stock in the Participant’s account without terminating participation in Enterprise Direct by delivering a request acceptable to the Administrator. See “Administration.” Any remaining full shares and fraction of a share will remain in the Participant’s account. Under Enterprise Direct, a Participant does not have the ability to sell shares at a specific price or on a particular date, as may be done with sales through a broker.

     A request to have the check for the proceeds of the sale of Plan shares issued in a name other than the account name of record will be honored only after the requirements for the transfer of stock have been met. See “Gift/Transfer of Shares.”

HOW CAN I SELL MY SHARES?

     You may instruct the Administrator to sell some or all of Your Plan shares by placing a sale order via the Internet. To place a sale order, visit the Administrator’s website at shareowneronline.com (see “Inquiries”).

Sale Orders via IVR System

     You may instruct the Administrator to sell some or all of your Plan shares by placing a sale order via the Interactive Voice Response (“IVR”) system. To place a sale order, contact the Administrator, toll-free, at 1-800-242-0813. Simply select the menu option for sales and follow the instructions provided. For security purposes, you will be asked to enter your PIN ID (see “Inquiries”).

Sale Orders via Internet

     You may instruct the Administrator to sell some or all of your Plan shares by placing a sale order via the Internet. To place a sale order, visit the Administrator’s website at shareowneronline.com (see “Inquiries”).

Sale Orders via Mail

     You may instruct the Administrator to sell some or all of your Plan shares by completing and signing the tear-off portion of your account statement and mailing the instructions to the Administrator. If there is more than one name or owner on the Plan account, all Participants must sign the tear-off portion of the account statement.

HOW ARE SHARES SOLD?

     As with purchases, the Administrator aggregates all requests to sell shares and then sells the total shares on the open market. Sales are made through an Independent Agent who will receive trading fees. Normally, the shares will be sold on the New York Stock Exchange, where our Common Stock trades.

     Sales are made at least once a week. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. The fee in connection with the sale of shares is $10.00 plus trading fees. The selling price will not be known until the sale is complete. The price per share sold will reflect the per share fee, and will always be the average weighted price for all shares sold for the Plan on the trade date or dates less the per share transaction fee.

     A check for the proceeds of the sale of shares, less applicable taxes and transaction fees, will normally be mailed to you by first class mail within two (2) business days after the final trade settlement date.

     Sales will be made by the Independent Agent as soon as practicable after receipt of such request by the Administrator. Subject to applicable regulations, the Independent Agent shall have sole discretion as to all matters relating to such sales, including determining the number of shares, if any, to be sold on any day or at any time of that day, the prices received for such shares, the markets on which such sales are made and the person (including other brokers and dealers) from or through

9

whom such sales are made. The proceeds from the sale, less any fees charged by us and trading fees, related service charges and any applicable taxes paid by the Independent Agent, will be remitted to the Participant by the Administrator. A service fee will be charged for such sales. See “Service Fees.”

     A request to sell shares of Common Stock in a Participant’s account is irrevocable when made. The price received by the Independent Agent for the account of the Participant will necessarily be dependent on market conditions in effect at the time of the sale. The market price of shares of Common Stock may fluctuate up or down between the time the Participant requests such sale and the time such shares are actually sold by the Independent Agent. No liability for any such change in market price in connection with any such sale is or has been assumed by us, the Administrator or the Independent Agent.

Changing Plan Options

     Participants may change their Enterprise Direct options at any time on-line, by telephone or by delivering a new AAF or other instructions to that effect to the Administrator. Any such instructions must be received by the Administrator no later than the first business day of a month in which a dividend is to be paid to be effective for that dividend. In addition, for changes involving Automatic Investments, an AAF indicating such change must be received by the Administrator no later than ten business days prior to the Investment Date upon which the change is to become effective.

Withdrawal from Enterprise Direct

     Participants may withdraw from Enterprise Direct by giving notice to the Administrator. Upon withdrawal, the Administrator will maintain all shares of Common Stock held in the Participant’s account in book-entry form, unless the Participant requests that the Administrator either (i) send a certificate for the number of whole shares held in the Enterprise Direct account and a check for the value of any fractional shares (based on 100% of the then current market price of the Common Stock at the time such shares are sold, less applicable fees, related service charges and any applicable taxes); or (ii) sell all shares in the Enterprise Direct account as described under “Sales of Common Stock.” Thereafter, dividends will be paid in cash unless the shareholder rejoins Enterprise Direct.

     Certificates will be issued upon withdrawal in the name or names in which the account is maintained, unless otherwise instructed. See “Gift/Transfer of Shares.” No certificates will be issued for a fractional share.

     All notices of withdrawal will be processed by the Administrator and any uninvested funds will be returned to the withdrawing Participant as soon as practicable, without interest. If a notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate dividend check will be mailed to the Participant as soon as practicable following the dividend payment date.

Safekeeping

     Both Participants and non-Participants may deposit some or all of their Common Stock certificates with the Administrator for safekeeping. Shares deposited will be credited to the shareholder’s account as maintained by the Administrator. By using Enterprise Direct’s safekeeping service, shareholders no longer bear the risk and cost associated with the loss, theft or destruction of stock certificates. Shareholders using this service who are not Enterprise Direct Participants will receive dividends in cash until they enroll in Enterprise Direct. Shares held in safekeeping may be sold or transferred as described in “Sales of Common Stock” and “Gift/Transfer of Shares.”

     To deposit certificates with Enterprise Direct’s safekeeping service, shareholders should send their certificates by registered and insured mail to the Administrator with written instructions to deposit such shares. The certificates should not be endorsed and the assignment section should not be completed. All certificates deposited for safekeeping will be cancelled and a book-entry account established for the shareholder.

Direct Deposit of Dividends Not Reinvested

     Participants and non-Participants who elect not to reinvest all dividends on shares of Common Stock and Preferred Stock may receive non-reinvested dividends by electronic deposit to their accounts at predesignated U.S. financial institutions on the applicable dividend payment date. To receive direct deposit of funds, Participants and non-Participants must obtain from the Administrator a Direct Deposit of Dividends Authorization Form and complete, sign and return it to the Administrator. Direct deposit of funds will become effective as promptly as practicable after receipt of a completed Direct Deposit of Dividends Authorization Form. Changes in designated direct deposit accounts may be made by logging into your account on-line or delivering a new Direct Deposit of Dividends Authorization Form to the Administrator.

     Dividends on shares of Common Stock and Preferred Stock not designated for reinvestment and not directly deposited will be paid by check on the applicable dividend payment date.

10

Gift/Transfer of Shares

     Shareholders may transfer the ownership of some or all of their Enterprise Direct shares or shares of Common Stock held in safekeeping by contacting the Administrator and complying with its requirements for the transfer of stock then in effect. See “Inquiries.” Shares may be transferred to new or existing shareholders.

Service Fees

Enrollment Fee for Non-Shareholders	$10.00
(Deducted from the Initial Investment)
Sales and Termination Fee Per Transaction	$10.00
(Plus trading fees, related service charges and any applicable taxes incurred by the Independent Agent in connection with such sale)
Fee for Each Returned Check or Rejected Automatic Investment	$25.00
In the event that a Participant’s optional cash investment check or EFT is returned unpaid for any reason, the Participant will be charged a $25.00 return fee. Further, the Administrator will immediately remove from the Participant’s account shares that were purchased in anticipation of the collection of such funds plus the return fee. These shares will be sold to recover any uncollected funds and the return fee. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the Administrator reserves the right to sell such additional shares from any of the Participant’s accounts maintained by the Administrator as may be necessary to recover in full the uncollected balance plus the return fee. The sale of such shares may, in some cases, yield an amount greater than that required to recover in full the uncollected balance plus the return fee. If this occurs, only amounts in excess of $1.00 will be remitted to the Participant.
Fee for Account Research	$25.00
(Per hour; one hour minimum)

     We reserve the right at any time to change these fees or to charge Participants (including those who do not reinvest dividends) other fees, including but not limited to administrative, set-up and handling fees. Notices of such future changes or additional fees will be sent to Participants at least 30 days prior to their effective date.

     The Administrator will deduct the applicable fees and any other charges from proceeds due from a sale, funds received for investment or the payment of dividends. Any trading fees paid by us on behalf of a Participant to purchase shares of Common Stock under Enterprise Direct will be reported to the Internal Revenue Service (“IRS”) as income to the Participant. See “Income Tax Information.” At present, we estimate that trading fees will not exceed $0.10 per share. We do not control the amount or the timing of changes to trading fees. Therefore, no notice of increases in trading fees will be provided.

Reports to Participants

     Participants will be provided quarterly statements listing all transactions in the Participant’s account for the calendar year through that quarter at their last known address as shown on the Administrator’s records. In addition, Participants will be provided a monthly confirmation statement for each month in which a Voluntary Contribution is made. Quarterly statements provide cost basis information which is necessary for tax reporting after the sale of Common Stock and should be retained by the Participant.

Stock Splits; Stock Dividends; Rights Offerings

     Only dividends payable in cash may be reinvested under the Plan. In the event dividends are paid in shares of Common Stock, or if shares of Common Stock are distributed in connection with any stock split or similar transaction, each Participant’s account will be adjusted to reflect the receipt of shares of Common Stock so paid or distributed. In the event of a rights offering, rights will be issued and mailed directly to the Participant for the number of whole shares only and rights based on a fraction of a share held in the Participant’s account will be sold and the net proceeds will be applied as a Direct Investment to purchase shares of Common Stock under the Plan on the next Investment Date.

Rights of Participants

     All Common Stock purchased and/or held in a Participant’s account will be held in a nominee name and administered by the Administrator, as custodian. Cash held for a Participant’s account pending investment will be held in a segregated account and will not be commingled with our or the Administrator’s funds (although funds held for Participants will be commingled with funds held for other Participants). Participants will be provided all reports distributed to our shareholders, as well as proxy materials, including a proxy covering all Common Stock held in the Participant’s account, relating to any annual or special meeting of our shareholders at the last address for the Participant shown on the Administrator’s records. Common Stock held in a Participant’s account will be voted as and to the extent specified by the Participant. If a proxy with

11

respect to the Common Stock held in a Participant’s account is not received by the Administrator prior to the fifth day before a shareholder meeting, the Administrator will vote the shares held in the Participant’s account in accordance with the recommendations of our management.

Responsibility of the Administrator and Us; Indemnification

     Neither we nor the Administrator can assure a profit or protect against a loss on shares purchased under Enterprise Direct. The establishment and maintenance of Enterprise Direct by us does not constitute an assurance with respect to either the value of Common Stock or whether we will continue to pay dividends on Common Stock or at what rate.

     Neither we nor the Administrator will be liable for any losses or liability howsoever incurred by Participants arising from, related to or in connection with the administration of the Plan or the Administrator’s actions or non-actions with respect to the Plan (including by way of example and not by way of limitation any losses or claim of liability arising from (i) the failure to terminate a Participant’s account, sell shares in the Plan or invest optional cash investments or dividends without prior receipt of proper documentation and instructions; (ii) the prices at which shares are purchased or sold for the Participant’s account, the timing of such purchases and sales, and the fluctuation of prices of the shares (a) between the receipt of cash or dividends for investment and such investment, (b) between the receipt of instructions to sell and such sale and (c) after the purchase and sale of shares, and (iii) the transfer of shares from Participant’s account to a broker pursuant to the Profile Program of The Depositary Trust Company) except for such losses and liabilities caused by the Administrator’s negligence or willful misconduct. In no event shall the Administrator be liable for special, consequential or punitive damages or losses due to forces beyond its control (including by way of example and not by way of limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware services)).

MODIFICATION OR TERMINATION OF ENTERPRISE DIRECT

     We may modify or terminate Enterprise Direct at any time with or without prior notice and, in such event, Participants will be so notified. The Administrator also reserves the right to change any administrative procedures of Enterprise Direct.

Interpretation of Enterprise Direct

     We and the Administrator may, in our absolute discretion, interpret and regulate Enterprise Direct as deemed necessary or desirable in connection with the operation of Enterprise Direct and resolve questions or ambiguities concerning the various provisions of Enterprise Direct.

Governing Law

     Enterprise Direct shall be governed by and construed in accordance with the laws of the State of New Jersey.

Termination of Participation

     If a Participant does not have at least one whole share of Common Stock credited to the Participant’s account under Enterprise Direct, or does not own any Common Stock or Preferred Stock for which dividends are designated for reinvestment pursuant to Enterprise Direct, the Participant’s participation in Enterprise Direct may be terminated by us upon written notice to the Participant. Additionally, we may terminate any Participant’s participation in Enterprise Direct after sending written notice to such Participant at the address appearing on the Administrator’s records. A Participant whose participation has been terminated will receive (i) a certificate for all of the whole shares of Common Stock credited to the Participant’s account in Enterprise Direct, (ii) any dividends and cash investments credited to the Participant’s account and (iii) a check for the cash value of any fraction of a share of Common Stock credited to the Participant’s account. Such fraction of a share shall be valued at the weighted average price per share of the aggregate number of shares sold by the Independent Agent on the day such fraction of a share is sold.

INCOME TAX INFORMATION

     We believe that the following is an accurate summary (as of the date of this prospectus) of the U.S. federal income tax consequences generally applicable to Participants in Enterprise Direct who are taxed on their dividend income.

     For U.S. federal income tax purposes, dividends invested in our Common Stock under Enterprise Direct are taxable to the same extent and in the same manner as the dividends received from us in cash. Therefore, taxable Participants cannot avoid U.S. federal income taxes by participating in Enterprise Direct. Further, trading fees paid by us for open market purchase of shares on a Participant’s behalf are also treated as taxable dividends for this purpose. Annual informational returns sent to the IRS and to Participants, where required, will reflect all dividends declared on their Common Stock or Preferred Stock, whether or not invested under Enterprise Direct, and any related trading fees.

     A Participant’s income tax basis in shares acquired under Enterprise Direct will equal the price at which the shares are credited to the Participant’s account by the Administrator and will be increased by any trading fees incurred by us in purchasing the shares on the open market.

12

     This Plan assumes that each Participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.

     This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdictions, nor does it address all tax considerations applicable to a Participant’s particular circumstances. Further, certain Participants, such as tax-exempt entities (e.g., pension plans and IRAs) and foreign shareholders, may be exempt from U.S. federal income tax on their dividend income. Accordingly, Participants are urged to discuss participation in Enterprise Direct with their tax advisors before enrolling.

     In the case of Participants in Enterprise Direct whose dividends are subject to U.S. back-up withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld.

     In the case of foreign shareholders whose dividends are subject to U.S. tax withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld. The filing of any documentation required obtaining a reduction in the U.S. withholding tax will be the responsibility of the foreign shareholder.

     Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments of U.S.-source dividends and the proceeds from the sale or other disposition of U.S. stock to certain non-U.S. entities (including financial intermediaries), unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding (if applicable) currently applies to any payment of amounts treated as dividends and will apply to any payment made after December 31, 2016 of gross proceeds of the sale, exchange or other disposition of the shares. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. Participants should consult their tax advisers regarding the potential application of FATCA.

USE OF PROCEEDS

     We will receive proceeds from the purchase of Common Stock pursuant to Enterprise Direct only to the extent that any such purchases are made directly from us and not in open market purchases by the Administrator. Proceeds received by us from such purchases will be used for general corporate purposes.

PLAN OF DISTRIBUTION

     Common Stock offered pursuant to Enterprise Direct will be purchased in the open market or, at our option, directly from us. Participants will be required to pay certain fees in connection with Enterprise Direct. See “Service Fees” for a description of the fees charged by Enterprise Direct. All other costs related to the administration of Enterprise Direct will be paid by us.

LEGAL MATTERS

     The legality of the Common Stock covered hereby has been passed upon for us by M. Courtney McCormick, Esq., our Deputy General Counsel. Ms. McCormick owns shares of Common Stock.

EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

13

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information herein is correct as of any time subsequent to its date.

Public Service
Enterprise Group
Incorporated

Enterprise DirectSM

(Dividend Reinvestment And
Stock Purchase Plan)

November 18, 2014

Prospectus